Exhibit 99.1

Atlantic Power Corporation to Present at the Bank of America Merrill Lynch Global

Energy and Power Leveraged Finance Conference

BOSTON, MASSACHUSETTS — May 9, 2013 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today announced that Barry E. Welch, President and Chief Executive Officer, will speak at the Bank of America Merrill Lynch Global Energy and Power Leveraged Finance Conference in New York, New York on Tuesday, May 14, 2013 at 3:30 p.m. (EDT).  During the discussion, recent company performance and business initiatives will be highlighted.  A live webcast of the event will be broadcast over Atlantic Power’s website at www.atlanticpower.com under “INVESTORS”.  A replay of the webcast will also be available on Atlantic Power’s website after the event for a limited period of time.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  Atlantic Power’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Its power generation projects in operation have an aggregate gross electric generation capacity of approximately 3,018 MW in which its aggregate ownership interest is approximately 2,098 MW. Its current portfolio consists of interests in twenty-nine operational power generation projects across eleven states in the United States and two provinces in Canada.  Atlantic Power recently acquired Ridgeline Energy, a wind and solar development company located in Seattle, Washington, which enhances its ability to develop, acquire and operate wind and solar energy projects in the United States and Canada.  Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer in North Carolina.

Atlantic Power has a market capitalization of approximately $600 million and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.